Exhibit 99.1

JOINT FILING AGREEMENT

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by either or both of us will be filed, on behalf of each of us.

Date: August 25, 2016	CASCADE INVESTMENT, L.L.C.

	By	*
		Name:	Alan Heuberger(1)
		Title:	Attorney-in-fact for Michael Larson,
Business Manager

WILLIAM H. GATES III

	By	*
		Name:	Alan Heuberger(2)
		Title:	Attorney-in-fact

	*By:	/s/Alan Heuberger
Alan Heuberger

(1)         Duly authorized under Special Limited Power of Attorney appointing Alan Heuberger attorney-in-fact, dated October 11, 2013, by and on behalf of Michael Larson, attached hereto as Exhibit 99.2.

(2)         Duly authorized under Special Limited Power of Attorney appointing Alan Heuberger attorney-in-fact, dated August 12, 2008, by and on behalf of William H. Gates III, attached hereto as Exhibit 99.3.